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EXHIBIT 4.04

        This Preferred Security is a Global Security within the meaning of the Declaration hereinafter referred to and is registered in the name of The Depository Trust Company, a New York corporation (the "Depositary"), or a nominee of the Depositary. This Preferred Security is exchangeable for Preferred Securities registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Declaration and no transfer of this Preferred Security (other than a transfer of this Preferred Security as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in limited circumstances.

        Unless this Preferred Security Certificate is presented by an authorized representative of the Depositary to the issuer or its agent for registration of transfer, exchange or payment, and any Preferred Security Certificate issued is registered in the name of Cede & Co. or such other name as registered by an authorized representative of the Depositary (and any payment hereon is made to Cede & Co. or to such other entity as is requested by an authorized representative of the Depositary), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

Certificate No. R-1	Number of Preferred Securities: 12,000,000
CUSIP No. 52519Y 20 9

Certificate Evidencing Preferred Securities
of
Lehman Brothers Holdings Capital Trust III

6.375% Preferred Securities, Series K
(liquidation amount $25 per Preferred Security)

        Lehman Brothers Holdings Capital Trust III, a statutory trust formed under the laws of the State of Delaware (the "Trust"), hereby certifies that Cede & Co. (the "Holder") is the registered owner of 12,000,000 preferred securities of the Trust representing undivided beneficial ownership interests in the assets of the Trust designated the 6.375% Preferred Securities, Series K (liquidation amount $25 per Preferred Security) (the "Preferred Securities"). The Preferred Securities are transferable on the register of the Trust, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer as provided in the Declaration (as defined below). The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Securities represented hereby are issued and shall in all respects be subject to the provisions of the Amended and Restated Declaration of Trust of the Trust, dated as of March 17, 2003 (as the same may be amended from time to time (the "Declaration"), among LEHMAN BROTHERS HOLDINGS INC., as Sponsor, JENNIFER MARRE, JEFFREY WELIKSON and OLIVER BUDDE, as Regular Trustees, JPMORGAN CHASE BANK, as Property Trustee, CHASE MANHATTAN BANK USA, NATIONAL ASSOCIATION, as Delaware Trustee, and the holders, from time to time, of undivided beneficial ownership interests in assets of the Trust. Capitalized terms used herein but not defined shall have the meaning given them in the Declaration. The Holder is entitled to the benefits of the Guarantee to the extent described therein. The Sponsor will provide a copy of the Declaration, the Guarantee and the Indenture to a Holder without charge upon written request to the Sponsor at its principal place of business.

        Upon receipt of this certificate, the Holder is bound by the Declaration and is entitled to the benefits thereunder.

        By acceptance, the Holder agrees to treat, for United States federal, state and local income tax purposes, the Debentures as indebtedness and the Preferred Securities as evidence of undivided indirect beneficial ownership interests in the Debentures.

        IN WITNESS WHEREOF, the Trust has executed this certificate this 17th day of March, 2003.

LEHMAN BROTHERS HOLDINGS CAPITAL TRUST III
By:	/s/ OLIVER BUDDE Name: Oliver Budde Title: Regular Trustee

        This is one of the Securities referred to in the within-mentioned Declaration.

JPMORGAN CHASE BANK, as Property Trustee
By:	/s/ ENRICO D. REYES Authorized Officer

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  EXHIBIT 4.04